                    SECOND AMENDED REVOLVING CREDIT AGREEMENT





                                     BETWEEN




                               BOCA RESEARCH, INC.
                        BOCA RESEARCH INTERNATIONAL, INC.
                        BOCA RESEARCH HOLLAND B.V., INC.
                           COMPLETE ACQUISITION CORP.
                         BOCA RESEARCH OF DELAWARE, INC.

                            COLLECTIVELY, "BORROWER"




                                       AND




                      FIRST UNION NATIONAL BANK OF FLORIDA
                                     "BANK"

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

1.       DEFINITIONS.......................................................  1

         1.1      Defined Terms............................................  1

         1.2      Financial Terms..........................................  8


2.       REPRESENTATIONS AND WARRANTIES....................................  8

         2.1      Valid Existence and Power................................  8

         2.2      Authority................................................  8

         2.3      Financial Condition......................................  8

         2.4      Litigation...............................................  9

         2.5      Agreements, Etc..........................................  9

         2.6      Authorizations...........................................  9

         2.7      Title....................................................  9

         2.8      Intentionally deleted....................................  9

         2.9      Location.................................................  9

         2.10     Taxes.................................................... 10

         2.11     Withholding Taxes........................................ 10

         2.12     Labor Law Matters........................................ 10

         2.13     Accounts................................................. 10

         2.14     Intentionally deleted.................................... 10

         2.15     Judgment Liens........................................... 10

         2.16     Intent and Effect of Transactions........................ 10

         2.17     Subsidiaries............................................. 11

         2.18     Hazardous Materials...................................... 11

         2.19     ERISA.................................................... 11

         2.20     Investment Company Act................................... 11

         2.21     Additional Representations............................... 11


3.       THE LOAN.......................................................... 11

         3.1      Discretionary Revolving Loan............................. 11

         3.2      Limitations on Advances.................................. 12

         3.3      Manner of Borrowing and Disbursement..................... 13

         3.4      Interest................................................. 14

         3.5      Prepayment............................................... 14

         3.6      Repayment................................................ 15

         3.7      Note..................................................... 15

         3.8      Manner of Payment........................................ 15

         3.9      Application of Payments.................................. 15

         3.10     Yield Equivalency........................................ 16

         3.11     Reimbursement............................................ 16

                                      (i)

         3.12     LIBOR Unavailable........................................ 17

         3.13     Illegality............................................... 17

         3.14     Increased Costs.......................................... 18

         3.15     Effect on Other Advances................................. 19

         3.16     Special Loan Account..................................... 19

         3.17     Debit for Interest and Expenses.......................... 19

         3.18     Sales Tax................................................ 20

         3.19     Letters of Credit; Banker's Acceptances.................. 20

4.       CONDITIONS PRECEDENT TO BORROWING................................. 21

         4.1      Conditions Precedent to Initial Advance.................. 21

         4.2      Conditions Precedent to Each Advance..................... 22


5.       COVENANTS OF THE BORROWER......................................... 23

         5.1      Use of Loan Proceeds..................................... 23

         5.2      Maintenance of Business and Properties................... 23

         5.3      Insurance................................................ 23

         5.4      Notice of Default........................................ 24

         5.5      Inspections; Discussions................................. 24

         5.6      Financial Information.................................... 24

         5.7      Debt..................................................... 26

         5.8      Liens.................................................... 26

         5.9      (Intentionally Omitted).................................. 26

         5.10     Dividends................................................ 26

         5.11     Merger, Sale, Etc........................................ 26

         5.12     Loans and Other Investments.............................. 27

         5.13     Change in Business....................................... 27

         5.14     Accounts................................................. 27

         5.15     Transactions with Affiliates............................. 27

         5.16     No Change in Name, Offices; Removal of Property.......... 27

         5.17     No Sale, Leaseback....................................... 28

         5.18     Margin Stock............................................. 28

         5.19     Payment of Taxes, Etc.................................... 28

         5.20     Subordination............................................ 28

         5.21     Compliance; Hazardous Materials.......................... 28

         5.22     Subsidiaries............................................. 28

         5.23     Compliance with Assignment Laws.......................... 28

         5.24     Further Assurances....................................... 28

         5.25     Withholding Taxes........................................ 28

         5.26     Other Covenants.......................................... 29


6.       DEFAULT........................................................... 29

         6.1      Events of Default........................................ 29

                                      (ii)

         6.2      Remedies................................................. 30

         6.3      Receiver................................................. 31

         6.4      Deposits; Insurance...................................... 31

         6.5      Other Rights............................................. 31

         6.6      Waiver of Marshalling.................................... 31

         6.7      Waiver of Automatic Stay................................. 31


7.       MISCELLANEOUS..................................................... 32

         7.1      No Waiver, Remedies Cumulative........................... 32

         7.2      Survival of Representations.............................. 32

         7.3      Expenses................................................. 32

         7.4      Notices.................................................. 32

         7.5      Governing Law............................................ 33

         7.6      Successors and Assigns................................... 33

         7.7      Counterparts............................................. 33

         7.8      No Usury................................................. 33

         7.9      Powers................................................... 34

         7.10     Approvals................................................ 34

         7.11     Jurisdiction, Service of Process......................... 34

         7.12     Multiple Borrowers....................................... 34

         7.13     Other Provisions......................................... 36

         7.14     Waiver of Jury Trial..................................... 36



                                      (iii)

                    SECOND AMENDED REVOLVING CREDIT AGREEMENT


         THIS SECOND AMENDED REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of ________________, 1996 between BOCA RESEARCH, INC., A FLORIDA CORPORATION, BOCA RESEARCH INTERNATIONAL, INC., A VIRGIN ISLANDS CORPORATION, BOCA RESEARCH HOLLAND B.V., INC., A NETHERLANDS CORPORATION, COMPLETE ACQUISITION CORP., A FLORIDA CORPORATION, AND BOCA RESEARCH OF DELAWARE, INC., A DELAWARE CORPORATION (collectively the "Borrower"), and FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association (the "Bank");

                              W I T N E S S E T H :

         In consideration of the premises and of the mutual covenants herein contained and to induce the Bank to extend credit to the Borrower, the parties agree as follows:

         1. DEFINITIONS. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

                  1.1        Defined Terms.

                             "Account" shall mean any account receivable,
including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance, and in addition includes all property included in the definition of "accounts" as used in the Code, together with any guaranties, letters of credit and other security therefor.

                             "Account Debtor" shall mean a Person who is
obligated under any Account, Chattel Paper, General Intangible or instrument (as instrument is defined in the Code).

                             "Advance" shall mean an advance of proceeds of the
Revolving Loan to the Borrower pursuant to this Agreement, on any given Advance Date and shall include any LIBOR Advance or any Prime Rate Advance. All Advances must be in a principal amount of at least $100,000.00.

                             "Advance Date" shall mean the date as of which an
Advance is made.

                             "Advance Request" shall mean the written request
for an Advance under the Revolving Loan as identified in Section 3.3 ("Manner of Borrowing and Disbursement") and shall among other things (i) specify the date of the requested Advance, which shall be a Business Day; (ii) specify the amount of the Advance; (iii) specify the applicable Interest Rate Basis for the Advance hereof; and (iv) include the Borrowing Base Report Specified in Section 5.6(a).

                             "Affiliate" of a named Person shall mean (a) any
Person owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer or director of such named Person or any Affiliates of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

                             "Borrowing Base" shall have the meaning set forth
in Section 3.2 hereof ("Limitations on Advances").

                             "Business Day" shall mean a weekday on which
commercial banks are open for business in Jacksonville, Florida.

                             "Chattel Paper" shall mean all writing or writings
which evidence both a monetary obligation and a security interest in or the lease of specific goods and in addition includes all property included in the definition of "chattel paper" as used in the Code, together with any guaranties, letters of credit and other security therefor.

                             "Code" shall mean the Uniform Commercial Code, as
in effect in Florida from time to time.

                             "Debt" shall mean all liabilities of a Person as
determined under generally accepted accounting principles and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable, and shall include, without limitation: (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities,

(e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) overdrafts of any account maintained by Borrower with the Bank.

                             "Default Rate" shall mean the highest lawful rate
of interest per annum specified in any Note to apply after a default under such Note or, if no such rate is specified, a rate equal to the lesser of (a) five
(5) percentage points above the Prime Rate Basis or (b) the highest rate of interest allowed by law.

                             "Eligible Accounts" shall mean all Accounts (valued
net of any sales tax included in the invoiced amount, the maximum amount of any discounts or other reductions) arising from the sale of Inventory by the Borrower payable not more than sixty (60) days after the date of invoice subject only to Permitted Liens, excluding (a) Accounts outstanding for sixty (60) days or more from the date of invoice; (b) all Accounts owed by an Account Debtor if more than 25% of the Accounts owed by such Account Debtor (or any Affiliate) to the Borrower are ineligible because they are aged beyond 90 days; (c) Accounts owing from any Affiliate of the Borrower; (d) Accounts owed by a creditor of the Borrower or which are in dispute or subject to any counterclaim, contra-account or offset; (e) Accounts owing by any Account debtor which is insolvent or generally unable to pay its debts as they become due; (f) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage; (g) Accounts owed by the United States of America unless the Borrower shall have complied with the federal Assignment of Claims Act; (h) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale; (i) the total Accounts owed by an Account Debtor and its Affiliates exceeds a credit limit established by the Bank in its discretion (to the extent of such excess); (j) an Account which is evidenced by a note or other instrument, or Chattel Paper or reduced to judgment; (k) the total unpaid Accounts of the Account Debtor and its Affiliates which exceed 25% of the total Accounts of the Borrower (to the extent of such excess); (l) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by the Borrower's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of the Borrower (including any bonding company) has lien rights; (m) Accounts owed by any foreign customers or debtors unless they are 100% guaranteed by a letter of credit, Ex-IM or covered by other insurance acceptable to Bank, and all other requirements for Eligible Accounts herein have been satisfied; and (n) Accounts of the type described in Exhibit 1.1B (if any) and other Accounts the validity, collectibility or amount of which is determined in good faith by the Borrower or the Bank to be doubtful. No Accounts shall be Eligible Accounts if any representation, warranties or covenants herein relating thereto shall be in default.

                   "Equipment" shall mean all furniture, fixtures, equipment, motor vehicles, rolling stock and other tangible property of a Person of every description, except Inventory and in addition includes all property included in the definition of "equipment" as used in the Code.

                             "Event of Default" shall mean any event specified
as such in Section 6.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" shall mean any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

                             "General Intangibles" shall mean all intangible
personal property (including things in action) except Accounts, Chattel Paper and instruments (as defined in the Code), including all contract rights, copyrights, trademarks, trade names, service marks, patents, patent drawings, designs, formulas, rights to a Person's name itself, customer lists, rights to all prepaid expenses, marketing expenses, rights to receive future contracts, fees, commissions and orders relating in any respect to any business of a Person, all licenses and permits, all computer programs and other software owned by a Person, or which a Person has the right to use, and all rights for breach of warranty or other claims for funds to which a Person may be entitled, and in addition includes all property included in the definition of "general intangibles" as used in the Code.

                             "Guarantor" shall mean collectively, any Person now
or hereafter guaranteeing, endorsing or otherwise becoming liable for any Indebtedness.

                             "Indebtedness" shall mean all obligations now or
hereafter owed to the Bank by the Borrower, whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by the Borrower with the Bank, reimbursement obligations for outstanding letters of credit, or banker's acceptances issued to the account of the Borrower, or its Subsidiaries, amounts paid by the Bank under letters of credit, or drafts accepted by the Bank for the account of the Borrower or its Subsidiaries, together with all interest accruing thereon, all fees, all costs of collection, attorneys' fees and expenses of or advances by the Bank which the Bank pays or incurs in discharge of obligations of the Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

                             "Interest Period" shall mean, relative to any LIBOR
Advance, the period which shall begin on (and include) the date on which such LIBOR Advance is made and, unless the maturity of such LIBOR Advance is accelerated, shall end on (but exclude) for any LIBOR Advance, the day which numerically corresponds to such date one (1) month thereafter. Notwithstanding the foregoing, however, (a) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, with respect to a LIBOR Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) with respect to a LIBOR Advance, any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (a) above) end on the last day of such calendar month, and (c) no Interest Period shall extend beyond the Maturity Date. Interest shall be due and payable with respect to any Advance as provided in Section 3.8 hereof.

                             "Interest Rate Basis" shall mean the Prime Rate
Basis or LIBOR Basis, as appropriate.

                             "Inventory" means all goods, merchandise and other
personal property of a Person which is held for sale or lease or furnished or to be furnished under a contract for services or raw materials, and all work in process and materials used or consumed or to be used or consumed in a Person's business, and in addition, includes all property included in the definition of "inventory" as used in the Code.

                             "LIBOR" shall mean, for any other Interest Period,
that per annum interest rate equal to the London Interbank Offered Rate shown on the Telerate Screen Page 3750, British Bankers Association Interest Settlement Rate, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for deposits of United States Dollars for a period of time comparable to the Interest Period for, and in an amount comparable to the principal amount of, the LIBOR Advance sought by the Borrower. In the event the Telerate Screen Page 3750 is unavailable for any reason, "LIBOR" shall mean, for any Interest Period, the average (rounded upward to the next higher 1/100 of one (1) percent) of the interest rates per annum at which United States Dollars for such Interest Period are offered to three (3) major commercial banks selected by Bank in the London Interbank Borrowing Market at approximately 11:00 a.m. (Eastern time) two (2) Business Days prior to the first day of such Interest Period for a period of time comparable to the Interest Period for, and in an amount comparable to, the LIBOR Advance sought by the Borrower.

                             "LIBOR Advance" shall mean an Advance which the
Borrower requests to be made as a LIBOR Advance or which is reborrowed as a LIBOR Advance, in accordance with the provisions of Section 3.3 hereof, and which shall be in a principal amount of at least $100,000.00 and in an integral multiple of $100,000.00 in excess thereof.

                             "LIBOR Basis" shall mean a simple per annum
interest rate equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage, plus (b) one and one-half percent (1.5%). The LIBOR Basis shall be rounded upward to the next higher 1/100 of one (1) percent.

                             "LIBOR Reserve Percentage" shall mean the
percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

                             "Lien" (collectively "Liens") shall mean any
mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, financing lease, collateral assignment or other encumbrance, or any segregation of assets or revenues (whether or not constituting a security interest) with respect to any present or future assets, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

                             "Loan" shall mean the Revolving Loan identified in
Section 3.1 hereof.

                             "Loan Documents" shall mean this Agreement, any
Note, the Advance Requests, and all other documents and instruments now or hereafter evidencing or describing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified.

                             "Maturity Date" shall mean May 31, 1998 or such
earlier date the Loan shall be due and payable by acceleration or otherwise.

                             "Maximum Loan Amount" shall mean Twelve Million
and 00/100 Dollars ($12,000,000.00) or such other amount as the Bank may consent to in writing from time to time.

                             "Note" shall mean the Revolving Note as defined in
Section 3.1 hereof and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

                             "Permitted Debt" shall mean (a) the Indebtedness;
and (b) any other Debt listed on Exhibit 1.1C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1C; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit; and (c) such other Debt as the Bank may consent to in writing from time to time.

                             "Permitted Liens" shall mean (a) Liens securing the
Indebtedness; (b) Liens for taxes and other statutory Liens, landlord's Liens and similar Liens arising out of operation of law, so long as the obligations secured thereby are not past due or are being contested as permitted herein; (c) Liens described on Exhibit 1.1D hereto (if any), provided, however, that no debt not now secured by such Liens shall become secured by such Liens hereafter and such Liens shall not encumber any other assets; and (d) such other Liens as the Bank may consent to in writing from time to time.

                             "Person" shall mean any natural person,
corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government, or any agency or political subdivision of any government.

                             "Prime Rate" shall mean, at any time, the rate of
interest adopted by the Lender as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by the Lender as its "prime rate." The Prime Rate is not necessarily the lowest rate of interest charged to borrowers by the Lender. Any change in the Prime Rate shall take effect immediately on and at the start of the date on which such change is established.

                             "Prime Rate Advance" shall mean an Advance which
the Borrower requests to be made as a Prime Rate Advance or which is reborrowed as, a Prime Rate Advance in accordance with the provisions of Section 3.3 hereof, and which shall be in a principal amount of at least $100,000.00 and $100,000.00 increments in excess thereof.

                             "Prime Rate Basis" shall mean a simple per annum
interest rate equal to the sum of the Prime Rate. Prime Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate to account for such change.

                             "Special Loan Account" shall mean the demand
deposit account established pursuant to Section 3.16 hereof ("Special Loan Account").

                             "Subsidiary" shall mean any corporation,
partnership or other Person in which the Borrower, directly or indirectly, owns fifty percent (50%) or more of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by the Borrower and shall include, but not be limited to, Boca Research International, Inc., Boca Research Holland B.V., Inc., Complete Acquisition Corp. and Boca Research of Delaware, Inc.

                  1.2 Financial Terms. All financial terms used herein shall have the meanings assigned to them under generally accepted accounting principles unless another meanings shall be specified.

         2. REPRESENTATIONS AND WARRANTIES. In order to induce the Bank to enter into this Agreement and to make the Loan provided for herein, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by the Bank to the Borrower:

                  2.1 Valid Existence and Power. The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a material adverse effect on it. The Borrower and each other Person which is a party to any Loan Document (other than the Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

                  2.2 Authority. The execution, delivery and performance thereof by the Borrower and each other Person (other than the Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

                  2.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to the Bank, neither the Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on
Exhibit 2.3 (if any). The Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to the Borrower, such as general economic or industry trends) concerning the conditions or future prospects of the Borrower or any Subsidiary which has not been fully disclosed to the Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to the Bank.

                  2.4 Litigation. Except as disclosed on Exhibit 2.4 (if any), there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting the Borrower or any Subsidiary, or their assets, which if adversely determined would have a material adverse effect on the financial condition or business of the Borrower or such Subsidiary.

                  2.5 Agreements, Etc. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, properties or assets, operations or condition (financial or otherwise) nor is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

                  2.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and Borrower and any Subsidiary is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a material adverse effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

                  2.7 Title. The Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

                  2.8 Intentionally deleted.

                  2.9 Location. The chief executive office of the Borrower where the Borrower's business records are located is the address designated for notices in Section 7.4 ("Notices") and the Borrower has no other places of business except as shown on Exhibit 2.9 (if any).

                  2.10 Taxes. The Borrower and each Subsidiary has filed all federal and state income and other tax returns which, to the best knowledge of the Borrower, are required to be filed, and have paid all taxes as shown on said returns and all taxes, including ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither the Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. The Borrower and each Subsidiary has paid all sales and excise taxes payable by it.

                  2.11 Withholding Taxes. The Borrower and each Subsidiary has paid all withholding, FICA and other payments required by federal, state or local governments with respect to any wages paid to employees.

                  2.12 Labor Law Matters. No goods or services have been or will be produced by the Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

                  2.13 Accounts. Each Account, instrument, Chattel Paper and other writing is (a) genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) not subject to any defense, setoff, claim or counterclaim of a material nature against the Borrower except as to which the Borrower has notified the Bank in writing; and (c) not subject to any other circumstances that would impair the validity, enforceability or amount of such Account, instrument, Chattel Paper or other writing, except as to which the Borrower has notified the Bank in writing. Each Account included in any Advance Request, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

                  2.14 Intentionally deleted.

                  2.15 Judgment Liens. Neither the Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

                  2.16 Intent and Effect of Transactions. This Agreement and the transactions contemplated herein (a) are not made or incurred with intent to hinder, delay or defraud any person to whom the Borrower or any Subsidiary has been, is now, or may hereafter become indebted; (b) do not render the Borrower or any Subsidiary insolvent nor is the Borrower or any Subsidiary insolvent on the date of this Agreement; (c) do not leave the Borrower or any Subsidiary with an unreasonably small capital with which to engage in its business or in any business or transaction in which it intends to engage; and (d) are not entered into with the intent to incur, or with the belief that the Borrower or any Subsidiary would incur, debts that would be beyond its ability to pay as such debts mature.

                  2.17 Subsidiaries. The Borrower's Subsidiaries are listed on
Exhibit 2.17.

                  2.18 Hazardous Materials. The Borrower's property and improvements thereon have not in the past been used, are not presently being used, and will not in the future be used for, nor does the Borrower or any Subsidiary engage in, the handling, storage, manufacture, disposition, processing, transportation, use or disposal of hazardous or toxic materials, except for those hazardous materials referenced on Exhibit 2.18.

                  2.19 ERISA. The Borrower has furnished to the Bank true and complete copies of the latest annual report required to be filed pursuant to
Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of the Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA ("Reportable Event"), or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither the Borrower nor any Subsidiary has any unfunded liability with respect to any such plan.

                  2.20 Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

                  2.21 Additional Representations. Any additional representations or warranties set forth on Exhibit 2.21 (if any) hereto are true and correct in all material respects.

         3.       THE LOAN.

                  3.1 Discretionary Revolving Loan. The Bank may in its discretion lend to the Borrower a total principal amount not to exceed the Maximum Loan Amount (the "Revolving Loan") for working capital to be used in the operation of the Borrower's business and to issue letters of credit. The Revolving Loan shall be evidenced by and payable in accordance with the terms of a promissory note in the face amount of the Maximum Loan Amount (the "Revolving Note"). The Revolving Note shall evidence the outstanding principal balance of the Revolving Loan, as it may change from time to time. ADVANCES HEREUNDER ARE DISCRETIONARY WITH THE BANK AND THE OUTSTANDING PRINCIPAL BALANCE TOGETHER WITH ALL ACCRUED AND UNPAID INTEREST UNDER THE REVOLVING LOAN, OR SO MUCH THEREOF AS MAY BE ADVANCED, SHALL BE PAYABLE IN FULL ON THE MATURITY DATE. Advances under the Revolving Loan shall be subject to the following terms:

                             (a) Advances of proceeds of the Revolving Loan plus
any outstanding letters of credit issued by the Bank shall be limited to the lesser of the Maximum Loan Amount or the Borrowing Base.

                             (b) Should there occur any overdraft of any deposit
account maintained by the Borrower with the Bank, the Bank may, at its option, disburse funds (whether or not in excess of the Maximum Loan Amount) to eliminate such overdraft and such disbursement shall be deemed an Advance of Loan proceeds hereunder entitled to all of the benefits of the Loan Documents. Nothing herein shall be deemed an authorization of or consent to the creation of an overdraft in any account or create any obligations on the part of the Bank;

                             (c) All Advances by the Bank to or for the account
of the Borrower, whether or not in excess of the Maximum Loan Amount, shall be considered part of the Indebtedness under the Revolving Note, and shall bear interest as provided in the Revolving Note and herein, and shall be entitled to all rights and benefits hereunder and under all other Loan Documents; and

                             (d) The Borrower shall not request and the Bank
will not be required to consider requests for Advances after May 31, 1998; provided that the Bank may in its discretion extend such date in writing and further provided that the repayment obligations of the Borrower for Advances made by the Bank after such date (as it may be extended) shall be binding on the Borrower and any other persons liable for any Indebtedness to the same extent as obligations with respect to Advances made prior to such date.

                  3.2 Limitations on Advances. The outstanding balance of the Revolving Loan may increase and decrease from time to time, and Advances thereunder may be repaid and reborrowed, but the total of Advances outstanding at any one time under the Revolving Loan, plus any outstanding letters of credit issued by the Bank, shall never exceed the lesser of:

                             (a) The Maximum Loan Amount; or

                             (b) The "Borrowing Base," which shall be equal to
Sixty Percent (60%) of Eligible Accounts. Notwithstanding anything to the contrary, at no time shall the Advances outstanding together with any letters of credit issued and outstanding by the Bank exceed sixty percent (60%) of the Eligible Accounts. The Borrower shall immediately pay to the Bank any amount by which the Revolving Loan exceeds the Borrowing Base or the Maximum Loan Amount, whichever is less. The Bank may, in its discretion, make, or permit to remain outstanding, Advances to the Borrower in excess of the Borrowing Base and/or the Maximum Loan Amount and all such amounts shall be part of the Revolving Loan and Indebtedness, shall bear interest as provided in the Note, shall be payable on demand and shall be entitled to all rights provided for herein, and in all of the other Loan Documents.

                  3.3        Manner of Borrowing and Disbursement.

                             (a) Choice of Interest Rate. Borrower may, in
accordance with and subject to the terms and conditions of this Section 3.3, select either the Prime Rate Basis interest rate or the LIBOR Basis interest rate to apply to the amount outstanding under the Note. Only one interest rate shall be applicable to the Note at any one time, and Borrower may not select portions of the

Note to be subject to differing interest rates. If a LIBOR Basis interest rate is selected, such rate shall apply for the duration of the Interest Period selected. Notices of any selection, conversion, or continuation of an interest rate must be provided to Bank three (3) business days prior to the date of the selection, conversion, or continuation of such interest rate. All such notices shall be by telephone or telecopier, confirmed immediately in writing, specifying, within the restrictions specified herein, the date of such selection, conversion, or continuation, whether the interest rate is to be based on the Prime Rate Basis or the LIBOR Basis. Each notice of selection, conversion, or continuation shall be irrevocable and binding on Borrower.

                             (b) Failure to Select. If Borrower shall fail to
give a notice of selection, conversion, or continuation with respect to the amount outstanding under the Note prior to the end of any Interest Period applicable thereto as provided in subparagraph (b) hereof, or if there has otherwise been no interest rate selected for amounts outstanding, then the interest rate shall automatically convert to the Prime Rate Basis until such time as Borrower shall select an applicable interest rate in accordance with the provisions hereof.


                             (c) Disbursement of Advances. The Lender shall
disburse the Advances to the Borrower by depositing such funds into the Borrower's operating account with the Bank or disbursing such funds as otherwise directed in writing by the Borrower if the terms and conditions of this Agreement have been satisfied to Lender's satisfaction.

                  3.4        Interest.

                             (a) On Prime Rate Advances. Interest on each Prime
Rate Advance shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) and shall be payable at the Prime Rate Basis for such Advance. Interest on Prime Rate Advances then outstanding shall also be due and payable on the Maturity Date.

                             (b) On LIBOR Advances. Interest on each LIBOR
Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) and shall be payable, to the extent not previously paid, at the LIBOR Basis for such Advance. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

                             (d) Interest Upon Default. Upon the occurrence of
an Event of Default (including notice, if any, for such to occur), interest on the outstanding principal balance of the Advances shall accrue at the Default Rate from the date of such Event of Default. Such interest shall be payable on the earlier of demand, each date interest is payable or the Maturity Date and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) written agreement by the Lender to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Indebtedness. The Lender shall not be required to (a) accelerate the maturity of the Loan, (b) exercise any other rights or remedies under the Loan Documents, or (c) give notice to the Borrower of the decision to charge interest on the Loan at the Default Rate in accordance herewith prior to or in conjunction with the effective date of the decision to charge interest at the Default Rate.

                             (e) Maximum Number of Interest Periods. Under no
circumstances may the Borrower select an Interest Period for LIBOR Advance if as a result thereof, more than three (3) different Interest Periods would be outstanding at any one time for Advances.

                  3.5        Prepayment.

                             (a) Optional Prepayments. The principal amount of
any Prime Rate Advance may be prepaid in full or in part at any time, without penalty for such Advance, upon one (1) Business Day's prior written notice to the Bank of such prepayment. LIBOR Advances may be prepaid upon three (3) Business Days prior written notice to the Bank; provided, that the Borrower shall reimburse the Lender, on the earlier of demand or the Maturity Date, for any loss or out-of-pocket expense incurred by the Lender, in connection with such prepayment, as set forth in Section 3.11 hereof, including without limitation, any breakage costs. Any notice of prepayment shall be irrevocable and all amounts prepaid on the Loan shall be applied first to interest and fees and other amounts due hereunder, and then to principal. Prepayments of Advances, under this subsection shall be in principal amounts of not less than $100,000.00 and in integral multiples of $100,000.00.

                             (b) Application of Prepayments. In the event the
Borrower does not specify the Advance to which a prepayment is to be applied, such prepayment shall be applied, First, to Prime Rate Advances, to the full extent thereof, and Second, to LIBOR Advances to the full extent thereof.

                  3.6 Repayment. All Indebtedness of the Borrower then outstanding under the Note shall be due and payable upon the Maturity Date.


                  3.7 Note. The Loan shall be repayable in accordance with the terms and provisions set forth herein and shall be evidenced by the Note.

                  3.8 Manner of Payment.

                             (a) Interest only, shall be due and payable on July
1, 1996 and continuing on the first day of each month thereafter until the Maturity Date.

                             (b) Each payment (including any prepayment) by the
Borrower on account of the principal of or interest on the Loan, and any other amount owed to the Lender under this Agreement, the Note or the other Loan Documents, shall be made prior to 12:00 noon (Eastern time) on the date specified for payment under this Agreement or any other Loan Document to the Lender in lawful money of the United States of America in immediately available funds. Any payment received by the Lender at or after 12:00 noon (Eastern time) shall be deemed received on the next Business Day.

                             (c) The Borrower agrees to pay principal, interest,
and all other amounts due hereunder or under the Note without set-off or counterclaim or any deduction whatsoever.

                             (d) If any payment under this Agreement or any of
the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day (except as otherwise expressly provided herein), and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

                             3.9 Application of Payments. Except for prepayments
the application of which is described in Section 3.5 hereof, payments made to the Lender or otherwise received by the Lender shall be applied as follows:
First, to the costs and expenses, if any, incurred by the Lender in the collection of such amounts under this Agreement or any of the other Loan Documents; Second, to the fees, if any, then due and payable hereunder or under any other Loan Document; Third, to any unpaid interest which may have accrued on the Loan; Fourth, to any unpaid principal on the Loan; Fifth, to any other Loans not otherwise referred to in this Section 3.9; Sixth, to damages other than lost profits incurred by the Lender by reason of any breach hereof or of any other Loan Documents; and Seventh, upon satisfaction in full of the Loan, to the Borrower or as otherwise required by law.

                             3.10 Yield Equivalency. In the event that after the
date of the execution hereof (a) the enactment or adoption of, or any change in, any law, rule, regulation, treaty, guideline or directive (whether or not having the force of law), or the interpretation or enforcement of any of the foregoing by any court, central bank, administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, deposit, insurance premium, assessment, fee, capital requirement, or tax; or (ii) impose any other condition in connection with any of the Loan, or (b) the Lender shall, in good faith, voluntarily impose, modify or deem applicable to itself any reserve, deposit, insurance premium, assessment, fee, capital requirement or similar requirement applicable to the Loan at the request or the direction (whether or not having the force of law) of any Court, central bank, administrative or governmental authority, and the result of any of the foregoing shall be to increase the cost to the Lender of extending, issuing or maintaining the Loan or to reduce any amount (or the effective return on any amount) received or receivable by the Lender in connection with the Loan (which increase in cost or reduction in yield shall be the result of the Lender's reasonable allocation, in a nondiscriminatory manner among borrowers having obligations to the Lender similar to those of the Borrower, of the aggregate of such cost increases or yield reductions resulting from such event), then, upon written demand by the Lender, the Borrower shall promptly pay to the Lender, additional amounts which shall be sufficient to compensate the Lender for all such increased costs or reductions in yield.

                  3.11       Reimbursement.

                             (a) In the event the Borrower shall (i) fail to
borrow any LIBOR Advance after having given notice of its intention to borrow in accordance with Section 3.3 hereof (whether by reason of the election of the Borrower not to proceed or the non- fulfillment of any of the conditions set forth in Section 4), or (ii) pay any LIBOR prepayment pursuant to Sections 3.5,
3.13 and 3.14 hereof) the Borrower agrees to pay to the Lender, upon the earlier of Lender's demand or the Maturity Date, an amount sufficient to compensate the Lender (and its respective participants and assignees permitted hereunder) for all losses and out-of-pocket expenses directly relating to such failure or prepayment, as applicable (including, without limitation, breakage costs) as determined by the Lender on the basis of its own standard practices. Determination of the amount of such losses and out-of-pocket expenses by the Lender, absent manifest error, shall be presumed correct.

                             (b) In the case of a LIBOR Advance, such loss or
expense subject to reimbursement shall include, without limitation, an amount equal to the present value of the excess, if any, as reasonably determined by the Lender, of (a) the amount of interest that would have accrued on the principal amount so prepaid or not borrowed for the period from the date of such prepayment or failure to borrow (such date being hereinafter referred to as the "Breakage Date") to the last day of the then current Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance that would have commenced on the date of such failure) at the rate of interest applicable to such Advance under the terms of this Agreement over (b) the amount of interest that Lender would have earned had it invested the entire amount of funds so prepaid or the entire amount of funds acquired to effect, fund or maintain the Loan not borrowed, as the case may be, in U.S. Government Treasury Securities with a maturity comparable to such period or Interest Period. The present value of such excess shall be calculated by discounting such excess from the end of such period or Interest Period to the Breakage Date at the interest rate expressly borne by such U.S. Government Treasury Securities or, if none, the effective interest rate on such securities. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of any Advance in any manner it sees fit; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Advance (whether or not the Lender shall have granted any participations in such Loan).

                  3.12 LIBOR Unavailable. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed LIBOR Advance for any Interest Period, the Lender determines that deposits in dollars (in the applicable amount) are not being offered to the Lender in the relevant market for such Interest Period, the Lender shall forthwith give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make LIBOR Advances shall be suspended.

                  3.13 Illegality. If any applicable law, rule or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to make, maintain or fund any LIBOR Advance and the Lender shall forthwith give notice thereof to the Borrower. Upon receipt of such notice, notwithstanding anything to the contrary, the Borrower shall repay in full the then outstanding principal amount of each affected portion of any LIBOR Advance together with accrued interest thereon along with any reimbursement required under Section 3.11 hereof, either (a) on the last day of the then current Interest Period applicable to such LIBOR Advance if the Lender may lawfully continue to maintain and fund its portion of such Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such Advance to such day. Concurrently with repaying each affected portion of any LIBOR Advance, notwithstanding anything to the contrary, the Borrower shall borrow a Prime Rate Advance from the Lender, and the Lender shall make such Advance in an amount such that the outstanding principal amount of the Note shall equal the outstanding principal amount of the Note held by the Lender immediately prior to such repayment.

                  3.14       Increased Costs.

                             (a) If any applicable law, rule or regulation, or
any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                                    (i) shall subject the Lender to any tax,
duty or other charge with respect to its obligation to fund its portion of any LIBOR Advances, or any LIBOR Advances outstanding, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its portion of any LIBOR Advances or in respect of any other amounts due under this Agreement, in respect of LIBOR Advances, or its obligation to convert or continue any LIBOR Advances, as applicable (except for changes in the rate of tax on the overall net income of the Lender); or

                                    (ii) shall impose, modify or deem applicable
any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, the Lender or shall impose on the Lender or the London Interbank Borrowing Market any other condition affecting its obligation to convert or continue such LIBOR Advances, or LIBOR Advances outstanding; and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining such LIBOR Advances or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note with respect thereto, then, on the earlier of demand by the Lender or the Maturity Date, the Borrower agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased costs.

                  Any additional amounts payable by the Borrower pursuant to this Section 3.14 shall be added to the Indebtedness hereunder.

                             (b) A certificate of the Lender claiming
compensation under this Section 3.14 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be presumed correct in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. If the Lender demands compensation under this Section 3.14, the Borrower may at any time, upon at least five (5) Business Days' prior notice to the Lender, convert in full the then outstanding affected portions of any LIBOR Advances to a Prime Rate Advance, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under this Section or Section 3.11 hereof. Concurrently with conversion, such portions of any LIBOR Advances, the Borrower shall borrow a Prime Rate Advance, from the Lender, and the Lender shall make such Advance in an amount such that the outstanding principal amount of the Note shall equal the outstanding principal amount of the Note immediately prior to such prepayment.

                  3.15 Effect on Other Advances. If notice has been given pursuant to Sections 3.12, 3.13 or 3.14 suspending the obligation of the Lender to make any LIBOR Advances, or requiring affected portions of LIBOR Advances of the Lender to be converted, then, unless and until the Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all portions of Advances which would otherwise be made by such Lender as portions of LIBOR Advances shall be made instead as Prime Rate Advances.


                  3.16 Special Loan Account. The Borrower shall establish and maintain with the Bank, during the term of the Loan, a demand deposit account (the "Special Loan Account") into which the Borrower shall deposit, as received, all proceeds from the sale of Inventory and collection of Accounts in the form of checks, drafts, cash or the like.

                  3.17 Debit for Interest and Expenses. The Bank may debit the Special Loan Account and/or make Advances to the Borrower (whether or not in excess of the Maximum Loan Amount and/or the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which the Bank may be entitled from time to time and the Bank is hereby irrevocably authorized to do so without consent of the Borrower.

                  3.18 Sales Tax. The Borrower shall notify the Bank if any Account includes any sales or other similar tax and the Bank may, but shall not be obligated to, remit any such taxes directly to the taxing authority and make Advances or charge the Special Loan Account therefor. In no event shall the Bank be liable for any such taxes.

                  3.19 Letters of Credit; Banker's Acceptances.

                             (a) At its discretion the Bank may from time to
time issue, extend or renew letters of credit and banker's acceptances for the account of the Borrower or its Subsidiaries. The availability of Advances under the Revolving Loan shall be reduced by outstanding obligations of the Bank under any letters of credit and banker's acceptances. All payments made by the Bank under any such letters of credit or banker's acceptances (whether or not the Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to the Bank in connection therewith, shall be deemed to be Advances under the Revolving Note, and shall be repaid on demand. The Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as the Bank may require. The form and substance of all letters of credit and acceptances, including expiration dates, shall be subject to the Bank's approval. The Bank may charge a fee or commission for issuance, renewal or extension of a letter of credit or acceptance. The Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit issued by the Bank for the account of such Subsidiary and all acceptances of any Subsidiaries' drafts. If the Bank should demand payment of the Revolving Loan, the Borrower shall, on demand, deliver to the Bank good funds equal to 100% of the Bank's maximum liability under all outstanding letters of credit and banker's acceptances, to be held as cash collateral for the Borrower's reimbursement obligations and other Indebtedness.

                             (b) In order to induce Bank to issue letters of
credit and banker's acceptances, the Borrower agrees that neither Bank nor its correspondents or agents shall be liable or responsible for, and the Borrower's unconditional obligation to reimburse Bank for the obligations shall not be affected by, any event or circumstance, including without limitation: (i) the validity, enforceability, genuineness or sufficiency of documents or of any endorsement thereon existing in connection with any letter of credit or banker's acceptance, even if such documents should in fact prove in any or all respects to be invalid, unenforceable, insufficient, fraudulent or forged; (ii) any breach of contract or other dispute between the Borrower and any beneficiary of a letter of credit or holder of a draft accepted by the Bank; (iii) payment by the Bank upon presentation of a draft or documents which do not comply in any respect with the terms of such letter of credit or draft; (iv) loss of or damage to any collateral; (v) the invalidity or insufficiency of any endorsements: (vi) delay in giving or failure to give notice of arrival or any other notice; (vii) failure of any instrument to bear any reference or adequate reference to the letter of credit or draft or to documents to accompany any instrument at negotiation; or (viii) failure of any person to note the amount of any payment on the reverse of the letter of credit or to surrender to or take up the letter of credit or draft or to forward documents in the manner required by the letter of credit or draft; or (ix) any other matter whatsoever excepting only with respect to each of the foregoing items the gross negligence (or negligence as to (iii) above) or willful misconduct of the Bank or its agent. The Borrower agrees that any action taken or permitted to be taken by the Bank or its agent under or in connection with any letter of credit or banker's acceptance, including related drafts, documents, or property, unless constituting gross negligence or willful misconduct (or negligence as to (iii) above) on the part of the Bank or its agent, shall be binding on the Borrower and shall not create any resulting liability to the Borrower on the part of the Bank or its agent. The Borrower will immediately examine (a) a copy of the letter of credit (and any amendments thereof) or draft sent to it by the Bank or its agent, and the Borrower will immediately notify the Bank in writing of any claim or irregularity.

                             (c) Any letter of credit issued hereunder shall be
governed by the Uniform Customs of Practice for Documentary Credit (1983 Rev.), International Chamber of Commerce Publication No. 400, as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted the Bank hereunder or in any other Loan Document.

         4. CONDITIONS PRECEDENT TO BORROWING. Prior to any Advance of the proceeds of the Revolving Loan, the following conditions shall have been satisfied, in the sole opinion of the Bank and its counsel:

                  4.1 Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, the Bank will not be required to make any disbursement under the Revolving Loan unless and until the following conditions shall have been satisfied:

                             (a) Loan Documents. The Borrower and each other
party to any Loan Documents, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance satisfactory to the Bank.

                             (b) Supporting Documents. The Borrower shall cause
to be delivered to the Bank the following documents:

                                     (i) A copy of the governing instruments of
the Borrower, and each Subsidiary, and a good standing certificate of the Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation and the State of Florida, if different;

                                     (ii) Incumbency certificate and certified
resolutions of the board of directors (or other appropriate Persons) of the Borrower and each other Person executing any Loan Documents authorizing the execution, delivery and performance of the Loan Documents.

                             (c) Insurance. The Borrower shall have delivered to
the Bank satisfactory evidence of insurance meeting the requirements of Section
5.3 ("Insurance").

                             (d) Subordinations. The Bank shall have received
subordinations satisfactory to it as required by Section 5.20 ("Subordination").

                             (e) Additional Documents. The Borrower shall have
delivered to the Bank all additional opinions, documents, certificates and other assurances that the Bank or its counsel may require.

                  4.2 Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed on or before disbursement of any proceeds of the Loan and by the Advance Date with respect to any Advance Request:

                             (a) Information Required by Section 3.3. The
Borrower shall have delivered to Bank information as required under Section 3.3 ("Manner of Borrowing and Disbursement") and any other information Bank may require.

                             (b) No Default. No default shall have occurred and
be continuing or will occur upon the making of the Advance in question and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                             (c) Correctness of Representations. All
representations and warranties made by the Borrower and any Guarantor herein or otherwise in writing in connection herewith shall be true and correct with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

                             (d) No Adverse Change. There shall have been no
material adverse change in the condition, financial or otherwise, of the Borrower or any Subsidiary from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to date hereof.


                             (e) Further Assurances. The Borrower shall have
delivered such further documentation or assurances as the Bank may reasonably require.

         5. COVENANTS OF THE BORROWER. The Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, unless the Bank shall otherwise consent in writing, the Borrower and each Subsidiary:

                  5.1 Use of Loan Proceeds. Shall use the proceeds of the Loan only for the commercial purposes permitted herein or otherwise permitted by the Bank and furnish the Bank all evidence that it may reasonably require with respect to such use.

                  5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

                  5.3 Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by the Bank and shall insure and keep insured its business and properties in good and responsible insurance companies satisfactory to the Bank. All hazard insurance shall be in amounts and shall contain co-insurance and deductible provisions approved by the Bank, shall name and directly insure the Bank as secured party and loss payee under a long-form New York standard loss payee clause, or its equivalent, and shall not be terminable except upon 30 days' written notice to the Bank.

                  5.4 Notice of Default. Shall provide to the Bank immediate notice of (a) the occurrence of a Default, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a material adverse effect on any Accounts, and (g) any loss or threatened loss of material licenses or permits.

                  5.5 Inspections; Discussions. Shall permit any Person designated by Bank to visit and inspect any of its properties, corporate books, records, paper and financial reports, including making any copies thereof and abstracts therefrom, and to discuss its affairs, finances, and accounts with its principal officers, and at reasonable times and as often as Bank may reasonably request.

                  5.6 Financial Information. Shall maintain books and records in accordance with generally accepted accounting principles applied on a consistent basis and shall furnish to the Bank the following periodic financial information:

                             (a)     Periodic Borrowing Base Reports.  Within
thirty (30) days after the end of each month, Borrower shall deliver to Bank a report listing all Accounts and Eligible Accounts of the Borrower as of the last Business Day of such quarter, which shall include the amount and age of each Account, the name and mailing address of each Account Debtor and such other information as Bank may require to verify the Eligible Accounts, all in reasonable detail and in form acceptable to the Bank.

                             (b) Quarterly Financial Statement Reports. Within
thirty (30) days after the end of each fiscal quarter, Borrower shall deliver the following unaudited financial reports, certified by the chief financial officer of Borrower or the president of Borrower as being true and accurate:

                                    (i) An income statement for such quarter;

                                    (ii) A balance sheet for such quarter;

                                    (iii) A statement of cash flows;

                                    (iv) Copies of the quarterly 10-Q reports
filed (within 10 days after filing same).

          All such financial reports shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis, shall have supporting schedules attached, and include such other reasonable information and details that Bank may require.

                             (c) Annual Reports. Within 120 days after the end
of each fiscal year, Borrower shall deliver the following financial reports for Borrower and its Subsidiaries:

                                    (i) An income statement;

                                    (ii) A reconciliation of surplus statement;

                                    (iii) A balance sheet;

                                    (iv) A statement of cash flows;

                                    (v) A copy of the 10-K report filed with the
United States Securities and Exchange Commission;

                                    (vi) A copy of the management letter
prepared by the independent certified public accountants who prepared Borrower's financial statements;

                                    (vii) A statement by the independent
certified public accountants that prepared Borrower's financial statements certifying that Borrower is in full compliance with this Agreement.

All of the above financial statements shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis and audited and certified by independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Bank.

                             (d) No Default Certificates. Together with each
report required by Subsection (b) and (c) above, shall submit a certificate of its president or chief financial officer that no Default or Event of Default then exists or if a Default or Event of Default exists, the nature and duration thereof and the Borrower's intention with respect thereto and in addition shall cause the Borrower's independent auditors (if applicable) to submit to Bank, together with its audit report, a statement that, in the course of such audit, the independent auditors discovered no circumstances which it believes would result in a Default or Event of Default or if it discovered any such circumstances, specifying the nature and duration thereof. Borrower shall also demonstrate its compliance with respect to the financial covenants referenced in
Exhibit 5.26 of this Agreement.

                             (e) Reports and Proxies. Within ten (10) days after
the filing thereof with the Internal Revenue Service, copies of the complete Internal Revenue Service tax returns of the Borrower and its Subsidiaries for each calendar year and a copy of all financial statements, reports, notices and proxy statements sent by Borrower and/or any of its Subsidiaries to stockholders, and all regular or period reports required to be filed by Borrower with any governmental agency or authority.

         If the Borrower has Subsidiaries, the financial statements required above shall be consolidated and, if required by the Bank, consolidating form for the Borrower and all Subsidiaries required by generally accepted accounting principles to be consolidated for financial reporting purposes. In addition to the financial statements required herein, the Bank reserves the right to require other or additional financial or other information concerning the Borrower and its Subsidiaries.

                  5.7 Debt. Shall not, without Bank's prior written consent, directly or indirectly create, incur, assume, become liable, contingently or otherwise or permit to exist any Debt, including any guaranties or other contingent obligations, except Permitted Debt.

                  5.8 Liens. Shall not, without Bank's prior written consent, create or permit to exist any Liens on any of its property except Permitted Liens.

                  5.9 (Intentionally Omitted)

                  5.10 Dividends. Shall not, without Bank's prior written consent, pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any debt subordinate to the Indebtedness unless, after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by Exhibit 5.10 hereto (if any); provided, however, that any Subsidiary may pay dividends to the Borrower or another Subsidiary wholly-owned by the Borrower.

                  5.11 Merger, Sale, Etc. Shall maintain its corporate existence, good standing and necessary qualifications to do business and shall not: dissolve or liquidate, or become a party to any merger or consolidation, (ii) sell, assign, pledge or otherwise transfer more than 50% of its outstanding stock or voting power in a single transaction or a series of transactions, or substantially all of Borrower's property, assets or business, or a material portion (10% or more) thereof if such a sale is outside Borrower's ordinary course of business, or (iii) acquire by purchase, lease or otherwise substantially all of the property, assets or business of or more than 50% of the outstanding stock or voting power of any other entity; provided however, that the foregoing shall not operate to prevent: (a) mergers or consolidations of any Subsidiary into Borrower, or a sale, transfer or lease of assets by any Subsidiary into Borrower; or (b) a merger of any corporation or entity into Borrower, provided that after such merger, Borrower shall be the surviving or continuing corporation or entity and, after giving effect to such transaction Borrower shall be in full compliance with the terms of the Loan Agreement, and the management of Borrower shall be substantially unchanged.

                  5.12 Loans and Other Investments. Shall not make or permit to exist any Advances (except for Advances to Subsidiaries) or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any Person except for (a) investments of direct obligations of the United States Government, (b) certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than six percent (6%) and then in an amount not exceeding 10% of the issuing bank's unimpaired capital and surplus; (c) corporate and municipal bonds which have a rating of at least Aaa; and (d) commercial paper which has a rating of at least A-1, P-1.

                  5.13 Change in Business. Borrower shall not enter into any business which is substantially different from the business or businesses in which it is presently engaged.

                  5.14 Accounts. (a) shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and
(b) shall notify the Bank promptly in writing with any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations.

                  5.15 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in, after written notice to the Bank, if upon terms not less favorable to the Borrower or such Subsidiary than if no such relationship existed. Any such Affiliate may be a director, officer, employee of the Borrower or any Subsidiary.

                  5.16 No Change in Name, Offices; Removal of Property. Shall not, unless it shall have given 60 days' advance written notice thereof to the Bank, (a) change its name or the location of its chief executive office or other office where books or records are kept or (b) permit any Inventory or other tangible Property to be located at any location other than as specified in
Section 2.9.
("Location").

                  5.17 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

                  5.18 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

                  5.19 Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes except that the Bank shall not unreasonably withhold its consent to nonpayment of taxes being actively contested in accordance with law (provided that the Bank may require bonding or other assurances).

                  5.20 Subordination. Shall cause all debt and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements satisfactory to the Bank.

                  5.21 Compliance; Hazardous Materials. Shall strictly comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by the Bank, neither the Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations.

                  5.22 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

                  5.23 Compliance with Assignment Laws. Shall if required by the Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

                  5.24 Further Assurances. Shall take such further action and provide to the Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

                  5.25 Withholding Taxes. Pay as and when due all employee withholding, FICA and other payments required by federal, state and local governments with respect to wages paid to employees.

                  5.26 Other Covenants. Shall comply with such additional covenants as may be set forth in Exhibit 5.26 hereto (if any).

         6.       DEFAULT.

                  6.1 Events of Default. Each of the following shall constitute an Event of Default:

                             (a)     Any representation or warranty made by the
Borrower or Subsidiary or any other party to any Loan Document (other than the Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

                             (b) There shall occur any default by the Borrower
in the payment, when due, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document or any other Indebtedness (not cured within any grace period provided in such Note or in the document or instrument evidencing such Indebtedness); or

                             (c) There shall occur any default by the Borrower
or Subsidiary or any other party to any Loan Document (other than the Bank) in the performance of any agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 6 and such default is not cured within any grace period provided in this Agreement or such other Loan Document; or

                             (d) Any other obligation now or hereafter owed by
the Borrower or any Subsidiary to the Bank shall be in default and not cured within any period of grace provided therein; or the Borrower or any Subsidiary shall be in default under any obligation in excess of $100,000 owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

                             (e) The Borrower or any Subsidiary shall (i)
voluntarily liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets,
(ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

                             (f) Without its application, approval or consent, a
proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of such Person any remedy under the federal Bankruptcy Code, the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or

                             (g) There shall occur any material loss, theft,
damage or destruction of any of Borrower's assets which loss is not fully insured; or

                             (h) A judgment in excess of $100,000.00 shall be
rendered against the Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than $10,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Borrower's or any Subsidiary's assets by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

                             (i) The Borrower or any Subsidiary shall fail to
pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Special Loan Account or otherwise presented to the Bank and for which the Borrower has received provisional credit; or

THE FOREGOING ENUMERATION OF EVENTS OF DEFAULT NOTWITHSTANDING, NOTHING HEREIN SHALL BE DEEMED TO LIMIT, RESTRICT, IMPAIR OR DIMINISH THE ABSOLUTE RIGHT OF THE BANK TO DEMAND PAYMENT OF THE REVOLVING LOAN IN FULL, AT ANYTIME, WITHOUT CAUSE.

                  6.2 Remedies. If any Default shall occur, the Bank may, without notice to the Borrower, at its option, withhold further Advances to the Borrower of proceeds of the Loan. Should (a) any Event of Default under Section 6.1(g) occur and not be cured within thirty (30) days following delivery of written notice thereof by the Bank to the Borrower (which notice shall be complete upon hand or overnight delivery or upon facsimile delivery or mailing by certified mail, return receipt requested) or (b) any other Event of Default occur, the Bank may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), bring suit against the Borrower to collect the Indebtedness, exercise any remedy available to the Bank hereunder and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. Bank agrees that it will apply the Default Rate to any Event of Default under
Section 6.1(c) only after thirty (30) days prior written notice has been given to Borrower of such default. Notwithstanding the foregoing, Bank may exercise all of its rights and remedies immediately upon a default under Section 6.1(c) (including acceleration of the Loan) and Bank shall not be required to wait until the foregoing thirty (30) day notice period has expired to exercise all of its rights and remedies. No remedy shall be exclusive of other remedies or impair the right of the Bank to exercise any other remedies.

                  6.3 Receiver. In addition to any other remedy available to it, the Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of the Borrower and any costs and expenses incurred by the Bank in connection with such receivership shall bear interest at the Default Rate and shall be secured by all Collateral.

                  6.4 Deposits; Insurance. Upon the occurrence and continuance of an Event of Default, the Borrower authorizes the Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of Borrower's properties or Equipment and irrevocably appoints the Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

                  6.5 Other Rights. The Borrower authorizes the Bank without affecting the Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional collateral or guaranties for the payment of the Indebtedness or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of any collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as the Bank in its sole discretion may determine.

                  6.6 Waiver of Marshalling. The Borrower hereby waives any right it may have to require marshalling of its assets.

                  6.7 Waiver of Automatic Stay. The Borrower hereby waives the application of the automatic stay of enforcement provided in Section 362 of the United States Bankruptcy Code and agrees that the Bank may proceed with enforcement and collection notwithstanding the filing of a petition in bankruptcy.

         7.       MISCELLANEOUS.

                  7.1 No Waiver, Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

                  7.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by the Bank to the Borrower, and until this Agreement is formally terminated in writing.

                  7.3 Expenses. Whether or not the Loan herein provided for shall be made, the Borrower shall pay all reasonable costs and expenses in connection with the preparation, execution, delivery, amendment and enforcement of this Agreement and any Loan Document, including the reasonable fees and disbursements of counsel for the Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal. Borrower shall pay Bank a facility fee of $15,000.00 upon execution of this Agreement and an additional facility fee of $15,000.00 on April 30, 1997. In addition, the Borrower agrees to pay and save the Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of the Bank or the Borrower with respect to the applicability of such tax. The provisions of this section shall survive payment in full of the Loan and termination of this Agreement.

                  7.4 Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):


                  The Bank:       First Union National Bank of Florida
                                  77 East Camino Real
                                  Boca Raton, Florida  33432
                                  Attention:  Karen Leikert,
                                  Assistant Vice-President

                  The Borrower:   c/o Boca Research, Inc.
                                  1377 Clint Moore Road
                                  Boca Raton, Florida  33487
                                  Attention:  R. Michael Brewer,
                                  Vice President - Finance

                   cc:            Robert Federspiel, Esq.
                                  Spinner, Dittman, Federspiel
                                    & Dowling
                                  501 East Atlantic Avenue
                                  Delray Beach, Florida 33483


                  7.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state except insofar as the laws of another jurisdiction may govern the perfection, priority and enforcement of security interests in collateral located in another jurisdiction.

                  7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, that the Borrower may not assign any of its rights hereunder without the prior written consent of the Bank, and any such assignment made without such consent will be void.

                  7.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

                  7.8 No Usury. Notwithstanding anything contained in this Agreement, the Note, or in any other Loan Document to the contrary, in no event will interest or other charges deemed to be interest be chargeable against the Borrower if such amount (combined with any other amounts considered to be in the nature of interest) would exceed the maximum amount permitted by law from time to time while any of the Indebtedness is outstanding, and in the event any amount in excess of the lawful maximum is charged or collected by the Bank or paid by the Borrower, the Borrower shall be entitled to the reimbursement of such excess together with interest thereon at the highest lawful rate at the time of such overcharge.

                  7.9 Powers. All powers of attorney granted to the Bank are coupled with an interest and are irrevocable.

                  7.10 Approvals. If this Agreement calls for the approval or consent of the Bank, such approval or consent may be given or withheld in the discretion of the Bank unless otherwise specified herein.

                  7.11 Jurisdiction, Service of Process.

                             (a)     Any suit, action or proceeding against the
Borrower with respect to this Agreement, the Collateral or any Loan

Document or any judgment entered by any court in respect thereof may be brought in the courts of Broward County, Florida or in the U.S. District court for the Southern District of Florida as the Bank (in its sole discretion) may elect, and the Borrower hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. Service of process in any such case may be had against the Borrower by delivery in accordance with the notice provisions herein or as otherwise permitted by law, and the Borrower agrees that such service shall be valid in all respects for establishing personal jurisdiction over it.

                          (b) In addition, the Borrower hereby irrevocably
waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Documents, the Collateral or any judgment entered by any court in respect thereof brought in Broward County, Florida or the U.S. District Court for the Southern District of Florida, as selected by the Bank, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Broward County, Florida or in such District Court has been brought in an inconvenient forum.

                  7.12 Multiple Borrowers. If more than one Person is named herein as the Borrower, all obligations, representations and covenants herein and in other Loan Documents to which the Borrower is a party shall be joint and several.

                  a. Bank shall not be required to proceed first against any or all of the Borrowers, or any other Person, whether primarily or secondarily liable, or against any collateral held by it, before resorting to any of the Borrowers for payment of the obligations under this Agreement and the Loan Documents. None of the Borrowers shall be entitled to assert as a defense to the enforceability of such Borrower's obligations under this Agreement or any other Loan Document, any defense of the other Borrower under this Agreement or other Loan Document.

                  b. Each of the Borrowers agrees that Bank may at any time and from time to time, without notice to, waiver by, or consent of such Borrower, without incurring responsibility to such Borrower, without impairing, releasing, or otherwise affecting the joint and several obligations of such Borrower under this Agreement or any other Loan Document, in whole or in part; change the manner, place, or terms of payment of, change, extend the time of, renew, or alter any of the obligations of the other Borrower subject to this Agreement, or any security therefor or any guaranty thereof; loan additional monies or extend additional credit to the other Borrower, individually or jointly with other persons, with or without security, thereby creating new liabilities the payment of which may be secured by the collateral provided hereunder; sell, exchange, release, surrender, realize upon, or otherwise deal with in any manner and in any order any guaranties or any property at any time pledged or mortgaged to secure the obligations subject to this Agreement and any offset thereagainst; take and hold additional security or guaranties for any of the obligations subject to this Agreement; exercise or refrain from exercising any rights against the other Borrower or others (including Borrower) or act or refrain from acting in any other manner; settle or compromise any of the obligations subject to this Agreement or any security or guaranty therefor and may subordinate the payment of all or any part thereof to the payment of any of the liabilities (whether or not due) of the other Borrower to creditors of the other Borrower (other than Bank and Borrower); apply any sums from any sources to any of the obligations of the Borrowers under this Agreement or any other obligations of the other Borrower to Bank (other than payments by or on behalf of Borrower), and in any order, without regard to any obligations of Borrower remaining unpaid; and disburse all or part of the proceeds of any loan subject to the provisions of this Agreement as instructed by the other Borrower, without inquiry or investigation of any kind by Bank as to the use of such proceeds. Each of the Borrowers confirms that it will be directly or indirectly benefited by each and every loan, disbursement, or advance subject to the provisions of this Agreement.

                  c. No invalidity, irregularity, or unenforceability of all or any part of the obligations of the other Borrower subject to this Agreement or otherwise to Bank or insufficiency, invalidity, irregularity, or unenforceability of any security or guaranty for the obligations of Borrowers hereunder shall affect, impair, or be a defense to the obligations of either of the Borrowers to Bank subject to this Agreement.

                  d. Each of the Borrowers waives any duty on Bank's part (should such duty exist) to disclose to such Borrower any matter, fact, or thing related to the business, operations, or condition (financial or otherwise) of the other Borrower or its affiliates or property, whether now or hereafter known by Bank. Bank shall have no duty to disclose to such Borrower the difference, if any, between the terms which were initially proposed for the obligations subject to this Agreement and which were presumably disclosed to, or known by such Borrower, and the actual terms of the obligations, as executed, including but not limited to the existence or amount of guaranties or security therefor. Each of the Borrowers agrees that any lack of knowledge of such Borrower as to such matters will not impair, release, or otherwise affect the obligations of such Borrower subject to this Agreement.

                  e. Any and all claims of either of the Borrowers against the other Borrower or any of its property, whether through subrogation to the rights of Bank hereunder or otherwise, shall be subordinate and subject in right of payment to the prior payment in full of the obligations subject to this Agreement.

                  f. If either of the Borrowers is held to be an accommodation party with respect to a loan or portion of a loan hereunder, or is otherwise held not to be primarily liable thereunder, said party (who is held not to be primarily liable) agrees that it absolutely and unconditionally guarantees the payment of all loans hereunder whether now or hereafter made regardless of the enforceability of such loans against any other party thereto.

                  7.13 Other Provisions. Any other or additional terms and conditions set forth in Exhibit 8.13 (if any) are hereby incorporated herein.

                  7.14 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS

PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BOCA RESEARCH, INC.,                             FIRST UNION NATIONAL BANK OF
A FLORIDA CORPORATION                            FLORIDA, A NATIONAL BANKING
                                                 ASSOCIATION

By:___________________________                   By:___________________________
   Name:______________________                      Name:______________________
   Title:_____________________                      Title:_____________________

Attest:_______________________
       Name:__________________
       Title:_________________
(CORPORATE SEAL)

BOCA RESEARCH INTERNATIONAL,
INC., A VIRGIN ISLANDS CORPORATION

By:___________________________
   Name:______________________
   Title:_____________________

Attest:_______________________
       Name:__________________
       Title:_________________
(CORPORATE SEAL)

COMPLETE ACQUISITION CORP., A
FLORIDA CORPORATION

By:__________________________
   Name:_____________________
   Title:____________________

Attest:______________________
           Name:_________________
           Title:________________
(CORPORATE SEAL)

BOCA RESEARCH HOLLAND B.V., INC.,
A NETHERLANDS CORPORATION

By:__________________________
   Name:_____________________
   Title:____________________

Attest:______________________
           Name:_________________
           Title:________________
(CORPORATE SEAL)

BOCA RESEARCH OF DELAWARE, INC.,
A DELAWARE CORPORATION

By:__________________________
   Name:_____________________
   Title:____________________

Attest:______________________
           Name:_________________
           Title:________________
(CORPORATE SEAL)

                              SCHEDULE OF EXHIBITS


         (IF ANY EXHIBIT IS OMITTED, THE INFORMATION CALLED FOR THEREIN
                 SHALL BE CONSIDERED "NONE" OR "NOT APPLICABLE")

  Exhibit              Section Reference             Title
1.1B    1.1     ("Eligible Accounts")            Ineligible Accounts

1.1C    1.1     ("Permitted Debt")               Permitted Debt

1.1D    1.1     ("Permitted Liens")              Permitted Liens

2.3     2.3     ("Financial Condition")          Contingent Liabilities

2.4     2.4     ("Litigation")                   Litigation

2.9     2.9     ("Location")                     Offices of Borrower

2.17    2.17    ("Subsidiaries")                 List of Subsidiaries

2.18    2.18    ("Hazardous Materials")          Hazardous Materials Utilized
                                                 by Borrower

2.21    2.21    ("Additional Representations")   Additional Representations

5.6     5.6     ("Financial Information")        Borrowing Base Certificate

5.10    5.10    ("Dividends")                    Permitted Dividends &
                                                    Distributions
5.26    5.26    ("Other Covenants")              Other Additional Covenants
8.13    8.13    ("Other Provisions")             Additional Terms

                                  EXHIBIT 1.1B
                         ADDITIONAL INELIGIBLE ACCOUNTS


         The following shall be additional ineligible accounts:

         1. The entire amount due from any account debtor whose ineligible amounts is equal to or greater than 50% of the total amount due from such account debtor, sometimes referred to as "cross-aging".

         2. Any accounts rebilled and whose age is greater than 60 days from the original invoice date.

         3. Those amounts invoiced whose payment is retained by account debtor pending final inspection and acceptance, sometimes referred to as "retainage".

         4. Those portions of any account that were paid in cash and not already deducted from the account balance.

                                  EXHIBIT 1.1C
                                 PERMITTED DEBT


                                      NONE

                                  EXHIBIT 1.1D
                                 PERMITTED LIENS


         The following shall be additional Permitted Liens:

                  1. Deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws.

                  2. Attachment, judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being actively contested in good faith by appropriate legal proceedings and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business.

                                   EXHIBIT 2.3
                             CONTINGENT LIABILITIES


         The following are contingent liabilities of the Borrower and its
Subsidiaries:

                                      NONE

                                   EXHIBIT 2.4
                                   LITIGATION


             Describe any suit or proceeding pending or threatened:

                                      NONE

                                   EXHIBIT 2.9
                               OFFICES OF BORROWER


     List any offices of Borrower or Subsidiary not listed in Section 7.4:

                         (Please refer to Exhibit 2.17)

                                  EXHIBIT 2.17
                              LIST OF SUBSIDIARIES


NAME OF SUBSIDIARY                       LOCATION

Boca Research International, Inc.        Resident Agent:  CITCO St. Thomas, Inc.
a Virgin Islands corporation             5 Kronprindsens Gade
                                         Charlotte Amalie, St. Thomas,
                                           U.S. Virgin Islands

Boca Research Holland B.V., Inc.,        Managing Director:  Rien van der Jagt
a Netherlands corporation                Cypresbaan 7
                                         P.O. Box 704
                                         2900 AS Capelle aan den Ijssel
                                         Holland

Complete Acquisition Corp.,              1377 Clint Moore Road
a Florida corporation                    Boca Raton, Florida 33487

Boca Research of Delaware, Inc.,         Mellon Bank Center, Second Floor
a Delaware corporation                   919 N. Market Street
                                         Wilmington, Delaware  19801

                                  EXHIBIT 2.18
                    HAZARDOUS MATERIALS UTILIZED BY BORROWER

                   BORROWER'S HAZARDOUS SUBSTANCES PROCEDURES

   1. Definition of Hazardous Materials. A material and/or waste (solid, liquid or gaseous) shall be considered "Hazardous" if:

         A. It appears on one or more hazardous substance lists published by the EPA under the Resource Conservation and Recovery Act
                  (RCRA) and SARA Title III, Part 313.

         B. It is acutely hazardous waste as defined by the EPA's 40 C.F.R. Parts 261-262.

         C. It exhibits any of the following characteristics as defined by NFPA regulations and the substances MSDS:

                  (1) Ignitibility. The material or waste is easily combustible or flammable.

                  (2) Corrosivity. The material or waste is capable of causing slow chemical and/or electrochemical reaction between a metal and it's environment (for example, the rusting of iron). Ultimately, dissolving metals or other materials and burns the skin.

                  (3) Reactivity. The material or waste is "explosive," unstable, or undergoes rapid or violent chemical reaction with water or other materials.

                  (4) Toxicity. The material or waste has the potential to release toxic substances that can pose a hazard to human health or the environment.

2. Hazardous Materials Inventory. The following is an inventory of all hazardous materials handled, stored, accumulated, treated and disposed within the confines of Boca Research.

         A.       IEM Fusion NCR-P-7X-3 Soldering Paste (Tin, Lead)

         B.       Amicon D-124F (Epoxy Adhesive)

         C.       Centari Acrylic Enamel

         D. Water soluble, neutral flux solution which is completely biodegradable and a non-irritant

         E.       Gold Solution (Cyanide Salt-Amine)

         F.       Loctite 3348 Chipbonder (Epoxy Adhesive)

         G. Loctite 454 Surface Insensitive Instant Adhesive (Ethyl Cyanoacrylate, Amorphous Silica, Hydroquinone)

         H.       Nickel Acid Solution (Nickel Sulfate, Formic Acid)

         I. SCM Metal Products Soldering Paste (TEA, Tin, Lead, Triethanolamine, Silver)

         J.       AP Grease (Naphthionic distillate)

3. Hazardous Materials Handling and Use. All hazardous material and waste are handled and used in accordance with all Occupational Health and Safety Association (OSHA) rules and regulations. All employees have been provided on-the-job training regarding personal protective equipment, safe handling, storage and disposal of hazardous materials and waste.

4.       Hazardous Materials and Waste Management.

         A. Hazardous Materials Labeling. All hazardous materials are labeled in accordance with Department of Transportation (DOT) and the National Fire Protection (NFPA).

         B. Hazardous Materials Containment. Hazardous waste are placed in containers appropriate for the type of hazardous waste generated and the type of treatment and/or disposal method anticipated.

                  All containers designated for Hazardous Materials/Waste containment are constructed of a smooth material that is impervious to liquids and is capable of being maintained in a sanitary condition.

         C. Hazardous Materials Storage and Accumulation. Hazardous materials storage and accumulation areas are located away from public access and general traffic flow patterns. Furthermore, the area is restricted and secured against authorized personnel.

                  (1) Flammables. Flammable materials are stored in a cool, dry, well-ventilated area away from any possible ignition sources. Highly flammable materials are kept in an area separate from oxidizing agents.

                  (2) Oxidizers. All chemicals that combine or mix with oxygen are stored away from liquids or low flash point.

                  (3) Corrosives. Corrosive materials are stored in a cool, well-ventilated area (above their freezing point). Furthermore, corrosives are isolated from other materials since they tend to corrode everything that is stored with them.

                  (4) Acids and Bases. Acids and Bases are stored in a cool, dry, well-ventilated area.

                  (5) Highly Volatile Substances. Materials that are highly toxic or that can decompose into toxic components from contact with heat, moisture, acids or acid fumes will be stored in a cool, well-ventilated area out of the direct rays of the sun. Incompatible toxic materials will be isolated from each other.

                  (6) Solder Pastes. All solder pastes are covered by Boca Research in a solid, physical state which is easily contained in impermeable, sealed containers and accumulated in a refrigerator for future reclamation.

         D. Hazardous Waste Reclamation and/or Disposal. All hazardous waste generated by Boca Research is immediately disposed according to federal, state and local regulations. Hazardous waste that cannot be treated or disposed immediately after it is generated is accumulated at its point of origin in a storage area designated for hazardous waste accumulation.

                  (1) Solder Paste and Dross. 100% of all excess solder paste (dross) generated by the Wave Solderer is immediately contained and accumulated for off-site reclamation.

                  (2) Containment Residuals. Empty containers lined with a residue of hazardous material/waste are returned to the manufacturer for reclamation.

                  (3) Waste Water Residuals. Waste water effluent generated by Boca Research that has been contaminated with hazardous waste is passed through a closed loop filtration system. The resulting treated residue can be classified as non-hazardous or as a recovered, usable product which is recycled by the manufacturer.

                                  EXHIBIT 2.21
                           ADDITIONAL REPRESENTATIONS


         Describe fully any additional representations or warranties set forth by the Borrower.

                                      NONE

                                  EXHIBIT 5.10
                               PERMITTED DIVIDENDS


         Describe conditions under which dividends are permitted and specify any limits on such permitted dividends:

                                      NONE

                                  EXHIBIT 5.26
                                 OTHER COVENANTS


         1. Financial Covenants. At all times, the Borrower shall be in compliance with the following financial covenants on a consolidated basis (with said financial covenants being tested on a quarterly basis by Bank):

                  (a) WORKING CAPITAL. Borrower shall at all times maintain Consolidated Working Capital of at least Thirty-Two Million Dollars ($32,000,000.00) through and including December 31, 1996. After December 31, 1996, Borrower shall at all times maintain Consolidated Working Capital of at least Forty Million Dollars ($40,000,000.00). "Consolidated Working Capital" shall mean the excess of the consolidated current assets as determined in accordance with generally-accepted accounting principles applied on a consistent basis ("GAAP") of Borrower and its Subsidiaries, over the consolidated current liabilities as determined in accordance with GAAP of Borrower and its Subsidiaries.

                  (b) TANGIBLE NET WORTH. Borrower shall at all times maintain a Consolidated Tangible Net Worth of at least Forty-Two Million Dollars ($42,000,000.00) through and including December 31, 1996. After December 31, 1996, Borrower shall at all times maintain a Consolidated Tangible Net Worth of at least Forty-Seven Million Dollars ($47,000,000.00). "Consolidated Tangible Net Worth" shall mean the consolidated total assets of Borrower and its Subsidiaries, minus consolidated total liabilities, excluding debt fully subordinated to the Loan, after subtracting therefrom the aggregate amount of any intangible assets of Borrower and its Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names.

                  (c) DEBT/WORTH RATIO. Borrower shall at all times maintain a consolidated total liabilities, including debt fully subordinated to the Loan, to Consolidated Tangible Net Worth ratio of not more than 0.50 to 1.00. For purposes of this computation, "Consolidated Total Liabilities" shall mean all liabilities of Borrower and its Subsidiaries, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower and its Subsidiaries, in accordance with GAAP.

                  (d) NEGATIVE PLEDGE. Borrower shall not encumber any Accounts or Inventory without Bank's prior written consent.

                  (e) GUARANTEES. Borrower and its Subsidiaries shall not guarantee or otherwise become responsible for obligations of any other Person, corporation or entity, excepting for the endorsement of negotiable instruments by Borrower or its Subsidiaries in the ordinary course of business for collection.

                  (f) RETIRE OR REPURCHASE CAPITAL STOCK. Borrower and its Subsidiaries shall not retire or otherwise acquire any of Borrower's and/or its Subsidiaries' capital stock in the ordinary course of business for collection.

         2.       Other Covenants.

                  (a) DEPOSIT RELATIONSHIP. Borrower will maintain its primary depository account and cash management account with Bank.

                  (b) FISCAL YEAR. Borrower and any Subsidiary shall not change its fiscal year without obtaining the prior written consent of Bank.

                                  EXHIBIT 8.13
                                ADDITIONAL TERMS


         Detail any other or additional terms or conditions to be incorporated into the Loan.

                                      NONE